News Release

For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220
Exhibit 99.1
FOR RELEASE FRIDAY, MARCH 28, 2008
Centennial Communications Announces Fiscal Third-Quarter Results; All Business Segments
Support Solid Cash Flow Growth
•	Fiscal third-quarter income from continuing operations of $0.06 per diluted share, compared to income of $0.00 per diluted share from continuing operations in the prior-year quarter

•	Fiscal third-quarter consolidated adjusted operating income from continuing operations of $99.1 million, up 11 percent year-over-year from $89.0 million

•	Fiscal third-quarter consolidated revenue from continuing operations of $251.2 million, up 8 percent year-over-year from $233.5 million
WALL, N.J. — Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported income from continuing operations of $6.6 million, or $0.06 per diluted share, for the fiscal third quarter of 2008 as compared to income from continuing operations of $0.3 million, or $0.00 per diluted share, in the fiscal third quarter of 2007. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal third quarter was $99.1 million, as compared to $89.0 million for the adjusted prior-year quarter. For comparison, the Company’s fiscal 2007 financial results have been adjusted to reflect the Universal Service Fund (USF) charge (2) in the period to which it relates.
“In the U.S., we continue to invest heavily in training our front-line Associates to engender a competitive spirit that keeps everyone focused on the bottom line,” said Michael J. Small, Centennial’s chief executive officer. “We’ve improved upon our long successful local market strategy by delighting customers at every touch-point with innovative new features, improving an already superior network and targeting our advertising within our footprint to showcase our strengths against the most relevant competitors.”
Small continued, “In Puerto Rico, we’re capitalizing on our leading position to consistently grow customers, improve customer retention and sustain a robust ARPU. Our Puerto Rico wireless business grew cash flow 13 percent during the fiscal third quarter, our best effort in more than two years. We’re also leveraging our assets to attack new revenue streams in the residential market, and are seeing meaningful growth from our cable partnerships.”
Centennial reported fiscal third-quarter consolidated revenue from continuing operations of $251.2 million, which included $137.8 million from U.S. wireless and $113.4 million from Puerto Rico operations. Consolidated revenue from continuing operations grew 8 percent versus the adjusted fiscal third quarter of 2007. The Company ended the quarter with 1,086,300 total wireless subscribers, which compares to 1,034,200 for the year-ago quarter and 1,068,300 for the previous quarter ended November 30, 2007(3). The Company reported 474,500 total access lines and equivalents at the end of the fiscal third quarter, which compares to 397,800 for the year-ago quarter.

OTHER HIGHLIGHTS
•	On February 7, 2008, Centennial announced that Thomas E. McInerney, a general partner of Welsh, Carson, Anderson & Stowe, stepped down as the Company’s non-executive chairman. Mr. McInerney will continue to serve as a director of Centennial. The Company further stated that J. Stephen Vanderwoude, who has been a director of the Company since 1999, was unanimously appointed by the board of directors to serve as Centennial’s non-executive chairman.
CENTENNIAL SEGMENT HIGHLIGHTS
     U.S. Wireless Operations
•	Revenue was $137.8 million, a 9 percent increase from last year’s third quarter. Retail revenue (total revenue excluding roaming revenue) increased 12 percent from the year-ago period primarily driven by a 4 percent increase in total subscribers, and supported by strong data, feature and access revenue. Roaming revenue decreased 12 percent from the year-ago quarter primarily due to a 20 percent decline in the rate per minute for roaming traffic.

•	Average revenue per user (ARPU) was $70 during the fiscal third quarter, a 4 percent year-over-year increase. ARPU included approximately $5.45 of data revenue per user, which grew 64 percent from the year-ago period.

•	AOI was $50.5 million, a 13 percent year-over-year increase, representing an AOI margin of 37 percent. AOI benefited from strong growth in retail revenue, partially offset by a decline in roaming revenue.

•	U.S. wireless ended the quarter with 662,700 total subscribers, which compares to 634,800 for the prior-year quarter and to 650,100 for the previous quarter ended November 30, 2007. Postpaid subscribers increased 14,900 from the fiscal second quarter of 2008, supported by stable postpaid churn of 2.0 percent.

•	Capital expenditures were $16.2 million for the fiscal third quarter.
     Puerto Rico Wireless Operations
•	Revenue was $82.7 million, an increase of 5 percent from the adjusted prior-year third quarter, primarily driven by a 6 percent increase in total subscribers.

•	ARPU was $65, which decreased from $66 when compared to the adjusted year-ago period. ARPU slipped largely due to a decline in airtime revenue, partially offset by an increase in data revenue. ARPU included approximately $7.06 of data revenue per user, which increased 31 percent from the year-ago period.

•	AOI totaled $31.0 million, an adjusted 13 percent year-over-year increase, representing an AOI margin of 37 percent. AOI was favorably impacted by consistent subscriber growth during the last twelve months.

•	Puerto Rico wireless ended the quarter with 423,600 subscribers, which compares to 399,400 for the prior-year quarter and to 418,200 for the previous quarter ended November 30, 2007. Postpaid
March 28, 2008

subscribers increased 5,400 from the fiscal second quarter of 2008, aided by lower postpaid churn of 2.4 percent.

•	Capital expenditures were $10.3 million for the fiscal third quarter.
     Puerto Rico Broadband Operations
•	Revenue was $33.9 million, an adjusted 10 percent year-over-year increase. Revenue increased primarily due to strong access line and data growth from cable television operators in Puerto Rico.

•	AOI was $17.7 million, a 4 percent increase from the adjusted year-ago period, representing an AOI margin of 52 percent. AOI increased due to robust access line growth, partially offset by increased expense related to the deployment of network capacity in consideration of customer contracts for future service.

•	Switched access lines totaled approximately 91,600 at the end of the fiscal third quarter, an increase of 19,100 lines, or 26 percent from the prior-year quarter. Dedicated access line equivalents were 382,900 at the end of the fiscal third quarter, an 18 percent year-over-year increase.

•	Capital expenditures were $3.8 million for the fiscal third quarter.
DEFINITIONS AND RECONCILIATION
(1)	Adjusted operating income is defined as net income (loss) before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, gain on sale of equity investments, interest expense, net, (loss) gain on disposition of assets, litigation settlement expense, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income (loss) and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.
Reconciliation of adjusted operating income to consolidated net income (loss):

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Adjusted operating income	$99,108	$84,599	$295,128	$264,987
Depreciation and amortization	(35,262)	(32,624)	(102,873)	(97,537)
Stock-based compensation expense	(2,112)	(1,851)	(8,548)	(6,669)
Strategic alternatives/recapitalization costs	—	—	—	(285)
Litigation settlement expense	—	—	(2,950)	—
(Loss) gain on disposition of assets	(120)	265	(1,731)	(28)

Operating income	61,614	50,389	179,026	160,468
Interest expense, net	(47,508)	(50,540)	(143,901)	(152,943)
Gain on sale of equity investments	—	4,730	—	4,730
Income tax expense	(7,302)	(4,252)	(20,270)	(11,285)
Minority interest in income of subsidiaries	(171)	(264)	(492)	(705)
Income from equity investments	—	258	—	804

Income from continuing operations	6,633	321	14,363	1,069

Loss from discontinued operations	(1,218)	(1,669)	(2,257)	(37,928)

Net income (loss)	$5,415	$(1,348)	$12,106	$(36,859)

March 28, 2008

(2)	Please refer to the Company’s Form 10-K for the year ending May 31, 2007 and the fiscal fourth-quarter 2007 earnings press release for information regarding prior-period USF charges.
(3)	During the quarter ending February 29, 2008, our U.S. wireless wholesale reseller terminated approximately 35,000 of Centennial’s 50,200 wholesale subscribers. As a result, the Company has determined that revenues received from wholesale subscribers are immaterial and has removed these subscribers from all reported periods.
CONFERENCE CALL INFORMATION
As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Friday, March 28, 2008. Callers should dial (800) 823-4842 to access the call. The conference call will also be simultaneously webcast on Centennial’s Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Friday, March 28 through Friday, April 11 at both Centennial’s Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 9948488 to access an audio replay of the conference call.
ABOUT CENTENNIAL
Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 474,500 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.
SAFE HARBOR PROVISION
Cautionary statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial’s expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of a decline in the market for our CDMA-based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our
March 28, 2008

ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital: the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.
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March 28, 2008

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
REVENUE:
Service revenue	$233,361	$212,434	$698,457	$642,213
Equipment sales	17,792	16,678	44,234	41,502

	251,153	229,112	742,691	683,715

COSTS AND EXPENSES:
Cost of services (exclusive of depreciation and amortization shown below)	45,034	42,388	135,975	129,129
Cost of equipment sold	34,047	34,852	95,831	95,947
Sales and marketing	25,503	24,643	77,817	71,436
General and administrative	49,573	44,481	149,438	129,170
Depreciation and amortization	35,262	32,624	102,873	97,537
Loss (gain) on disposition of assets	120	(265)	1,731	28

	189,539	178,723	563,665	523,247

OPERATING INCOME	61,614	50,389	179,026	160,468

INTEREST EXPENSE, NET	(47,508)	(50,540)	(143,901)	(152,943)

GAIN ON SALE OF EQUITY INVESTMENT	—	4,730	—	4,730

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE, MINORITY INTEREST IN INCOME OF SUBSIDIARIES AND INCOME FROM EQUITY INVESTMENTS	14,106	4,579	35,125	12,255

INCOME TAX EXPENSE	(7,302)	(4,252)	(20,270)	(11,285)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST IN INCOME OF SUBSIDIARIES AND INCOME FROM EQUITY INVESTMENTS	6,804	327	14,855	970

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(171)	(264)	(492)	(705)
INCOME FROM EQUITY INVESTMENTS	—	258	—	804

INCOME FROM CONTINUING OPERATIONS	6,633	321	14,363	1,069

Discontinued operations:
Gain (loss)	—	2,170	—	(659)
Loss on disposition	(1,218)	(266)	(2,257)	(32,261)
Income tax expense	—	(3,573)	—	(5,008)

Net loss from discontinued operations	(1,218)	(1,669)	(2,257)	(37,928)

NET INCOME (LOSS)	$5,415	$(1,348)	$12,106	$(36,859)

EARNINGS (LOSS) PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.06	$0.00	$0.13	$0.01
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.01)	$(0.01)	$(0.02)	$(0.36)

NET INCOME (LOSS) PER SHARE	$0.05	$(0.01)	$0.11	$(0.35)

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.06	$0.00	$0.13	$0.01
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.01)	$(0.01)	$(0.02)	$(0.35)

NET INCOME (LOSS) PER SHARE	$0.05	$(0.01)	$0.11	$(0.34)

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	107,755	105,698	107,457	105,437

DILUTED	109,987	108,637	110,240	107,786

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
February 29, 2008
($000’s, except per subscriber data)

	Three Months Ended		Nine Months Ended
	Feb-08	Feb-07	Feb-08	Feb-07
CONSOLIDATED
Total Wireless Subscribers	1,086,300	1,034,200	1,086,300	1,034,200
Net Gain — Total Subscribers	18,000	26,800	36,700	53,800
Revenue per Average Wireless Customer (1)	$68	$66	$68	$67
Penetration — Wireless (4)	8.4%	8.2%	8.4%	8.2%
Prepaid & Postpaid Churn — Wireless (5)	2.3%	2.4%	2.4%	2.4%
Monthly MOU’s per Wireless Customer	1,334	1,185	1,322	1,150

U.S. WIRELESS

Postpaid Wireless Subscribers	641,000	612,000	641,000	612,000
Prepaid Wireless Subscribers	21,700	22,800	21,700	22,800

Total Wireless Subscribers	662,700	634,800	662,700	634,800
Total Wireless Gross Adds	58,200	60,900	154,800	156,800
Net Gain — Wireless Subscribers	12,600	19,700	19,600	37,900
GSM as a % of Wireless Subscribers	97.1%	90.2%	97.1%	90.2%
Revenue per Average Wireless Customer (1)	$70	$67	$70	$67
Retail Revenue per Average Wireless Customer (2)	$64	$60	$62	$58
Data Revenue per Average Wireless Customer (3)	$5.45	$3.33	$4.81	$2.78
Retail Revenue	$125,276	$112,292	$363,502	$317,912
Roaming Revenue	$12,526	$14,195	$44,711	$50,510
Penetration — Wireless (4)	7.4%	7.4%	7.4%	7.4%
Postpaid Churn — Wireless (5)	2.0%	1.8%	2.0%	1.9%
Prepaid & Postpaid Churn — Wireless (5)	2.3%	2.2%	2.3%	2.2%
Monthly MOU’s per Wireless Customer	1,067	944	1,052	901
Cost to Acquire (6)	$288	$254	$314	$295
Capital Expenditures	$16,156	$17,898	$34,974	$34,443

PUERTO RICO

Postpaid Wireless Subscribers	420,900	395,000	420,900	395,000
Prepaid Wireless Subscribers	2,700	4,400	2,700	4,400

Total Wireless Subscribers	423,600	399,400	423,600	399,400
Total Wireless Gross Adds	35,400	38,900	108,300	112,100
Net Gain — Wireless Subscribers	5,400	7,100	17,100	15,900
Revenue per Average Wireless Customer (1)	$65	$63	$66	$66
Data Revenue per Average Wireless Customer (3)	$7.06	$5.40	$6.53	$4.42
Penetration — Wireless (4)	10.6%	10.0%	10.6%	10.0%
Postpaid Churn — Wireless (5)	2.4%	2.5%	2.4%	2.6%
Prepaid & Postpaid Churn — Wireless (5)	2.4%	2.7%	2.5%	2.8%
Monthly MOU’s per Wireless Customer	1,750	1,574	1,744	1,543
Fiber Route Miles	1,333	1,283	1,333	1,283
Switched Access Lines	91,600	72,500	91,600	72,500
Dedicated Access Line Equivalents (7)	382,900	325,300	382,900	325,300
On-Net Buildings	2,146	1,920	2,146	1,920
Capital Expenditures — Wireless	$10,264	$10,558	$27,022	$25,354
Capital Expenditures — Broadband	$3,753	$6,355	$13,599	$14,847

Capital Expenditures — Total Puerto Rico	$14,017	$16,913	$40,621	$40,201

REVENUES

U.S. Wireless	$137,802	$126,487	$408,213	$368,422

Puerto Rico — Wireless	$82,681	$75,209	$244,818	$231,642
Puerto Rico — Broadband	$33,919	$30,336	$98,929	$92,478
Puerto Rico — Intercompany	$(3,249)	$(2,920)	$(9,269)	$(8,827)

Total Puerto Rico	$113,351	$102,625	$334,478	$315,293

Consolidated	$251,153	$229,112	$742,691	$683,715

ADJUSTED OPERATING INCOME (8)

U.S. Wireless	$50,497	$44,713	$155,008	$130,453

Puerto Rico — Wireless	$30,958	$23,600	$86,846	$83,462
Puerto Rico — Broadband	$17,653	$16,286	$53,274	$51,072

Total Puerto Rico	$48,611	$39,886	$140,120	$134,534

Consolidated	$99,108	$84,599	$295,128	$264,987

NET DEBT

Total Debt Less Cash and Cash Equivalents	$1,924,100	$2,038,600	$1,924,100	$2,038,600

(1)	Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average customers for such period.

(2)	Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.

(3)	Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average customers for such period.

(4)	The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.

(5)	Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(6)	Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(7)	February 2008 and 2007 exclude 84,700 and 82,700, respectively, dedicated access line equivalents related to short term contracts.

(8)	Adjusted operating income is defined as net income (loss) before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, gain on sale of equity investments, interest expense, net, (loss) gain on disposition of assets, litigation settlement expense, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization.